Exhibit 3.2
ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
TIB FINANCIAL CORP.
     Pursuant to Section 607.1006, Florida Statutes, the Restated Articles of Incorporation of TIB Financial Corp. are hereby amended as follows:
     FIRST: Article V of the Restated Articles of Incorporation is hereby amended by deleting the text of such provision in its entirety and insert in lieu thereof the following:
ARTICLE V
Directors
     The number of Directors of the Corporation shall be the number from time to time fixed in accordance with the provisions of the bylaws of the Corporation, but at no time shall the number of Directors be less than five. The Board of Directors of the Corporation shall be divided into two classes as equal in number as may be feasible, with the term of office of one class expiring each year. At each annual meeting of shareholders, successors to the Directors whose terms shall then expire shall be elected to hold office for terms expiring at the second succeeding annual meeting. Directors shall continue in office until the end of their respective term and until his or her successor is elected and qualified or until there is a decrease in the number of Directors. Whenever a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of Directors or otherwise, it shall be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum of the Board of Directors, and each additional Director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. When the number of Directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the Directors then in office, though less than a quorum, as to make all classes as equal in number as may be feasible. No decrease in the number of Directors shall shorten the term of an incumbent Director.
     IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed and attested to by its duly authorized officer as of this 26th day of April, 2005.

TIB FINANCIAL CORP.

By:	/s/ Edward V. Lett
Edward V. Lett
President and Chief Operating Officer

STATE OF FLORIDA
COUNTY OF COLLIER
     The foregoing instrument was acknowledged before me this 26th day of April, 2005, by Edward V. Lett as President and Chief Executive Officer of TIB Financial Corp., on behalf of the Corporation.

/s/ John P. Greeley

Printed Name: John P. Greeley
Notary Public, State of Florida
Personally Known ☑ or Produced Identification ☐
Type of Identification Produced

2